Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT

The following description summarizes the terms of the securities of D-Wave Quantum Inc. (“D-Wave Quantum,” “D-Wave,” “we”, “our”, “us,” and the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description summarizes the provisions included in the Amended and Restated Certificate of Incorporation of D-Wave Quantum (“D-Wave Charter”) and the Amended and Restated Bylaws of D-Wave Quantum (“D-Wave Bylaws”), as well as certain provisions of Delaware General Corporation Law (the "DGCL"). Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this exhibit, you should refer to the D-Wave Charter and D-Wave Bylaws, which are included as exhibits to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part, and to the applicable provisions of the DGCL. Defined terms used and not defined herein shall have the meaning ascribed to such terms in our Annual Report on Form 10-K of which this Exhibit 4.2 is a part.

D-Wave has two classes of securities registered under Section 12 of the Exchange Act: (i) common stock, par value $0.0001 per share (“Common Shares”) and (ii) warrants, each whole warrant exercisable for 1.4541326 Common Shares at an exercise price of $11.50 (“Warrants”). Our Common Shares and Warrants are traded on the New York Stock Exchange (“NYSE”) under the symbols “QBTS” and “QBTS.WT”, respectively.

Frequently Used Terms

“Exchange Ratio” means 1.4541326 Common Shares received by non-redeeming DPCM Public Stockholders for each share of DPCM Class A Common Stock exchanged in the Transaction.

“Private Warrants” means the warrants held by the Sponsor that were issued to the Sponsor at the closing of the DPCM IPO, each of which was exercisable, at an exercise price of $11.50, for one share of DPCM Class A Common Stock, in accordance with its terms, prior to the consummation of the Transaction.

Authorized and Outstanding Shares

The D-Wave Charter authorizes the issuance of 695,000,000 shares of capital stock, consisting of:
•    675,000,000 shares of common stock, par value $0.0001 per share, and
•    20,000,000 shares of preferred stock, par value $0.0001 per share.

As of December 31, 2022, there were 64,926,681 Common Shares issued and outstanding, excluding outstanding Exchangeable Shares. The outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Shares possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Shares are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Common Shares are entitled to receive dividends as and when declared by D-Wave's board of directors, at its discretion, out of funds properly applicable to the payment of dividends, subject to the rights, if any, of shareholders holding shares with special rights to dividends. The timing, declaration, amount and payment of future dividends will depend on D-Wave's financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that D-Wave’s board of directors deems relevant.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of Common Shares will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.

Lock-Up

The Founder Lock-Up Period applies to the former holders of shares of DPCM Class B Common Stock who received Common Shares pursuant to the Transaction Agreement and refers to (i) with respect to the 7,500,000 shares of DPCM Class B Common Stock that were owned by the Initial Stockholders prior to the Transaction (the “Founder Shares”), the period ending on the earlier of (A) August 5, 2023, the date that is one (1) year following the Closing and (B) the date on which (x) the last reported sale price of the Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the one hundred and fiftieth (150th) day following the Closing, or (y) the completion by D-Wave of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of D-Wave's public shareholders having the right to exchange their Common Shares for cash, securities or other property, and (ii) with respect to the Private Warrants, thirty (30) days after the Closing (as a result, the Founder Lock-Up Period with respect to the Private Warrants expired on September 4, 2022).

Other Rights

The holders of our Common Shares do not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Shares.

Discriminatory Provisions

On September 26, 2022, D-Wave and the Public Sector Pension Investment Board (“PSP”) entered into an amended and restated side letter agreement pursuant to which PSP agreed that for so long as PSP beneficially owns, directly or indirectly, Common Shares and Exchangeable Shares representing 50% or more of the rights to vote at a meeting of the stockholders of D-Wave, whether directly or indirectly, including through any voting trust (i) PSP will not exercise the voting rights attached to any of such shares that would result in PSP voting, whether directly or indirectly, including through any voting trust, more than 49.99% of the voting interests eligible to vote at any meeting of the stockholders of D-Wave and (ii) PSP will vote such shares in favor of the election of the directors that are nominated by the board of directors of D-Wave or a duly authorized committee thereof.

Preferred Stock

The D-Wave Charter provides that shares of preferred stock may be issued from time to time in one or more series. D-Wave's board of directors is authorized to provide for the issue of all or any shares of the preferred stock in one or more series, to fix the number of shares for each such series and to determine or alter, for each such series, such voting powers, if any, and such designation, preferences and relative, participating, optional, or other rights and such qualifications, limitations and restrictions thereof. D-Wave's board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Shares and could have anti-takeover effects. The ability of D-Wave's board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of existing management.

Warrants

The following provides a summary of the material provisions governing the Warrants. As of December 31, 2022, there were 17,916,560 Warrants outstanding. References in this section to the “Warrant Agreement” or to the “Assignment, Assumption and Amendment Agreement” shall mean the Warrant Agreement, dated as of October 20, 2020, by and between DPCM and Continental Stock Transfer & Trust Company, as amended and supplemented by the Assignment, Assumption and Amendment Agreement, dated as of August 5, 2022, by and among DPCM, D-Wave, Continental Stock Transfer & Trust Company, the former warrant agent, and Computershare, the successor warrant agent.

Each such Warrant is exercisable for 1.4541326 Common Shares, subject to adjustment as discussed below, with the exercise period beginning on September 4, 2022, the date that was 30 days after the completion of the Transaction. Pursuant to the Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of Common Shares. The Warrants will expire on August 5, 2027, the date that is five years after the completion of the Transaction, at 5:00 p.m., New York City time (the “Expiration Date”), or earlier upon redemption or liquidation.

D-Wave will not be obligated to deliver any Common Shares pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) with respect to the shares of common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying D-Wave's obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue Common Shares upon exercise of a Warrant unless the Common Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a D-Wave, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

We have agreed to maintain the effectiveness of a registration statement covering the issuance, under the Securities Act, of the Common Shares issuable upon exercise of the Warrants and a current prospectus relating thereto, until the expiration of the Warrants pursuant to the provisions of the Warrant Agreement. Notwithstanding the above, if Common Shares at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, D-Wave may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event D-Wave does so elect, it will not be required to file or maintain in effect a registration statement, but it will be required to use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants when the price per Common Share equals or exceeds $18.00. D-Wave may call the Warrants for redemption:
•    in whole and not in part;
•    at a price of $0.01 per Warrant;
•    upon not less than 30 days’ prior written notice of redemption to each warrantholder; and
•    if, and only if, the reported last sale price of the Common Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before D-Wave sends the notice of redemption to the warrantholders.

If and when the Warrants become redeemable by D-Wave, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

D-Wave has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and D-Wave issues a notice of redemption of the Warrants, each warrantholder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of Common Shares may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Common Share equals or exceeds $10.00. D-Wave may call the Warrants for redemption:
•    in whole and not in part;
•    at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the common stock except as otherwise described below; and upon a minimum of 30 days’ prior written notice of redemption; and
•    if, and only if, the closing price of the common stock of D-Wave equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrantholders.

D-Wave is not contractually obligated to notify investors when the Warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the Warrants for redemption, unless and until it elects to redeem such Warrants pursuant to the terms of the Assignment, Assumption and Amendment Agreement.

The numbers in the table below represent the “redemption prices,” or the number of Common Shares that a warrantholder will receive upon redemption by D-Wave pursuant to this redemption feature, based on the “fair market value” of the Common Shares on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth in the first three paragraphs under the heading “-Anti-Dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of Common Shares in the table below shall be adjusted in the same manner and at the same time as the number of Common Shares issuable upon exercise of a Warrant.

The values provided in the table below, including in the column headings, will be adjusted based on the Exchange Ratio in accordance with the terms of the Warrant Agreement (as amended by the Assignment, Assumption and Amendment Agreement).

	Fair Market Value of Common Shares
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of the Common Shares shall mean the average last reported sale price of the Common Shares for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Common Shares to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of Common Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 Common Shares for each whole Warrants. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the Common Shares for the ten trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 Common Shares for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.365 Common Shares per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Shares.

No fractional Common Shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Common Shares to be issued to the holder.

Redemption Procedures and Cashless Exercise. If D-Wave calls the Warrants for redemption as described above, D-Wave's management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In such an event, each holder would pay the exercise price by surrendering the Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the Warrants, multiplied by the excess of the fair market value over the exercise price of the Warrants by (y) the fair market value.

Anti-Dilution Adjustments. If the number of outstanding Common Shares is increased by a share dividend payable in Common Shares, or by a split-up of Common Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Common Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Common Shares. A rights offering to holders of Common Shares entitling holders to purchase Common Shares at a price less than the fair market value will be deemed a share dividend of a number Common Shares equal to the product of (a) the number of Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Shares) multiplied by (b) 1 minus the quotient of (x) the price per Common Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Shares, in determining the price payable for Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

If the number of outstanding Common Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Common Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Common Shares.

Whenever the number of Common Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Common Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Common Shares so purchasable immediately thereafter.

The Warrants have been in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which is filed as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part, for a complete description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the Expiration Date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Shares and any voting rights until they exercise their warrants and receive Common Shares. After the issuance of shares upon exercise of the Warrants, each holder will be entitled to one vote for each Common Share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, D-Wave will, upon exercise, round down to the nearest whole number of Common Shares to be issued to the warrantholder.

Former Private Warrants

The Warrants issued in exchange for the Private Warrants (including, if applicable, the Common Shares issuable upon exercise of the Private Warrants) are transferable, assignable and salable as of September 4, 2022, the date that was 30 days after the closing of the Transaction, (except, among other limited exceptions due to the restrictions on the use of Rule 144 for former shell companies, to the former officers and directors of DPCM and other persons or entities affiliated with the Sponsor) but they are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, Warrants issued in exchange for the Private Warrants have terms and provisions that are identical to those of the Warrants, including as to exercise price, exercisability and exercise period.

Exchangeable Shares

The Exchangeable Shares were issued by ExchangeCo and carry, as nearly as reasonably practicable, equivalent economic entitlements to those of the Common Shares, for which they are exchangeable. There are possible disadvantages or risks of holding Exchangeable Shares.

As of December 31, 2022, there were 48,408,854 Exchangeable Shares issued and outstanding and held by approximately 60 holders of record.

Dividends and Other Distributions

Holders of Exchangeable Shares are entitled to receive, subject to applicable law, dividends as follows:
(a)    in the case of a cash dividend or other distribution declared on the Common Shares, in an amount in cash, payable in United States dollars, for each Exchangeable Share equal to the cash dividend or other distribution declared on each Common Share multiplied by the relevant Exchangeable Share Exchange Ratio (as defined below);
(b)    in the case of a stock or share dividend or other distribution declared on the Common Shares to be paid in Common Shares, by the issue or transfer by ExchangeCo of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Common Shares to be paid on each Common Share multiplied by the relevant Exchangeable Share Exchange Ratio; or
(c)    in the case of a dividend or other distribution declared on the Common Shares in property other than cash or Common Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (as determined by the board of directors of ExchangeCo, in good faith and in its sole discretion) and adjusted for the relevant Exchangeable Share Exchange Ratio to the type and amount of property declared as a dividend or other distribution on each Common Share.

The "Exchangeable Share Exchange Ratio" is equal to 1.00000 (one) unless ExchangeCo, in its sole discretion, determines that ExchangeCo would be liable for any unrecoverable tax as a result of paying a dividend or distribution. The holders of Exchangeable Shares shall not be entitled to any dividends or other distributions other than or in excess of the foregoing.

The record dates and payment dates for dividends on the Exchangeable Shares are the same as the relevant dates for dividends on corresponding Common Shares.

Pursuant to the Exchangeable Share Support Agreement, which has been filed as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.2 forms a part, D-Wave has agreed that, so long as any Exchangeable Shares not owned by D-Wave or its affiliates remain outstanding, D-Wave will not make any dividend or distribution on its Common Shares unless ExchangeCo makes such dividends or distributions on the Exchangeable Shares (for which D-Wave will provide ExchangeCo sufficient assets or money) and ExchangeCo has enough unissued shares to make such dividends or distributions.

Voting Rights

Holders of Exchangeable Shares receive, through a voting trust, the benefit of voting rights, entitling the holder to one vote on the same basis and in the same circumstances as one corresponding Common Share multiplied by the Exchangeable Share Exchange Ratio. See "—Special Voting Share" and "—Voting Rights."

Special Voting Share

We created, pursuant to the Voting and Exchange Trust Agreement, which has been filed as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.2 forms a part, a trust for the benefit of Exchangeable Share holders (the "Beneficiaries") whereby the trustee, Computershare Trust Company of Canada (the "Trustee"), holds a special voting share (the "Special Voting Share") in the capital of D-Wave which entitles the Trustee to that number of votes at meetings of holders of Common Shares equal to the number of corresponding Exchangeable Shares outstanding at such time (excluding Exchangeable Shares held by D-Wave and its affiliates) multiplied by the Exchangeable Share Exchange Ratio.

Voting Rights

With respect to all meetings of shareholders of D-Wave at which holders of Common Shres are entitled to vote, each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, the number of votes to which a holder of one Common Share is entitled with respect to such matter, proposition or question for each Exchangeable Share owned of record by such Beneficiary at the close of business on the record date established by D-Wave or by applicable law, multiplied by the Exchangeable Share Exchange Ratio, and in respect of each Beneficiary, rounded down to the nearest whole vote.

The Trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, the Trustee will not exercise voting rights with respect to such Exchangeable Share. A Beneficiary may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the Beneficiary to vote directly at the relevant meeting the votes attached to the Special Voting Share to which the Beneficiary is entitled.

Dissolution and Liquidation Rights

Upon the liquidation, dissolution or winding up of ExchangeCo, holders of Exchangeable Shares may receive, as a form of payment, in an amount equal to the fair market value of Common Shares multiplied by the Exchangeable Share Exchange Ratio (plus the declared and unpaid dividends on such Exchangeable Shares) ("Exchangeable Share Price"), one Common Share multiplied by the Exchangeable Share Exchange Ratio (plus certain cash and non-cash dividends) (the "Exchangeable Share Consideration").

    In the event of a proposed liquidation, dissolution or winding up of ExchangeCo, D-Wave and CallCo have the overriding right to purchase all, but not less than all, of the Exchangeable Shares (other than those held by D-Wave or its affiliates) for the Exchangeable Share Consideration, in which case, holders of the Exchangeable Shares must sell all of their shares to D-Wave or CallCo, as the case may be.

    In the event of a bankruptcy, insolvency or other similar event of ExchangeCo, the Trustee has the right to require CallCo or D-Wave to purchase from each Beneficiary, all or any part of the Exchangeable Shares from each Beneficiary at the Exchangeable Share Price on the last business day prior to such insolvency event, which shall be satisfied by the Exchangeable Share Consideration.

In the case of a liquidation, dissolution, or winding-up of D-Wave, the Exchangeable Shares (other than those held by D-Wave, CallCo or their affiliates) will be automatically exchanged for one Common Share multiplied by the Exchangeable Share Exchange Ratio.

Retraction Rights

A holder of Exchangeable Shares may, at any time, require ExchangeCo to redeem, or D-Wave to purchase, any or all of such holder's Exchangeable Shares for an amount per share equal to the Exchangeable Share Price on the last business day prior to the proposed date of retraction or purchase, which price shall be paid in Exchangeable Share Consideration. A holder wishing to retract his or her Exchangeable Shares must give notice of such request to redeem or purchase ("Retraction Request"), as applicable, in accordance with the articles of ExchangeCo and the Exchangeable Share Provisions, which is included as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part.

If a holder of Exchangeable Shares delivers a Retraction Request, D-Wave and CallCo have an overriding right to purchase all, but not less than all, of the number of Exchangeable Shares such holder wishes to be redeemed or purchased under the holder's Retraction Request.

Redemption Rights

On the Redemption Date (as defined below), ExchangeCo shall redeem all, but not less than all, of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by D-Wave and its affiliates) for an amount per share equal to the Exchangeable Share Price on the last business day prior to the Redemption Date, which shall be satisfied by the Exchangeable Share Consideration. The "Redemption Date" is the date, if any, established by the board of directors for ExchangeCo for the redemption of the Exchangeable Shares, which date shall be the later of (A) the fifth anniversary of the effective date of the Arrangement (the "Effective Date") or (B) the date that the redemption of the Exchangeable Shares would not result in any holder of Exchangeable Shares being in violation of Canadian pension regulations that restrict such holder from owning more than 30% of the securities that vote for the election of directors of D-Wave (the "Sunset Date").

The Redemption Date may be prior to the Sunset Date if: (A) the aggregate number of Exchangeable Shares issued and outstanding (other than Exchangeable Share held by D-Wave and its affiliates) is less than 5% of the number of Exchangeable Shares issued on the Effective Date and the exercise of the redemption right will not result in any shareholder being in violation of Canadian pension regulations; or (B) D-Wave undergoes an extraordinary transaction, including an acquisition by any person of over 50% of the voting power of D-Wave securities, a merger, reorganization, recapitalization, liquidation, disposition of all or substantially all assets, or other transaction that has a similar effect as those listed above.

D-Wave and CallCo each have the overriding right, notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo, to purchase all, but not less than all, of the Exchangeable Shares (other than Exchangeable Shares held by D-Wave or its affiliates) on the Redemption Date.

Special Approval Rights

D-Wave will not, without the prior approval of ExchangeCo and the holders of the Exchangeable Shares:
(i)    issue or distribute Common Shares (or securities convertible into Common Shares) to the holders of all or substantially all of the then outstanding Common Shares by way of stock dividend or other distribution, other than an issue of Common Shares (or securities convertible into Common Shares) to holders of Common Shares (A) who exercise an option to receive dividends in Common Shares (or securities convertible into Common Shares) in lieu of receiving cash dividends, or (B) pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement; or issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Common Shares entitling them to subscribe for or to purchase Common Shares (or securities convertible into Common Shares); or
(ii)    issue or distribute to the holders of all or substantially all of the then outstanding Common Shares (A) shares or securities of D-Wave of any class (other than Common Shares or securities convertible into Common Shares), (B) rights, options, warrants or other assets other than those referred to in clause (a)(i) above, (C) evidence of indebtedness of D-Wave or (D) assets of D-Wave, unless, in each case, the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed by ExchangeCo simultaneously to holders of the Exchangeable Shares.

D-Wave will not, without the prior approval of ExchangeCo and the holders of the Exchangeable Shares:
(i)    subdivide, redivide or change the then outstanding Common Shares into a greater number of Common Shares;
(ii)    reduce, combine, consolidate or change the then outstanding Common Shares into a lesser number of Common Shares; or
(iii)    reclassify or otherwise change Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting Common Shares; unless, in each case, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.

Election of Directors

In accordance with the D-Wave Charter and the D-Wave Bylaws, D-Wave's board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election.

The election of directors will be determined by a plurality of the votes cast by the stockholders present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote thereon. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors will be in a position to elect all of the directors.

Antitakeover Provisions of the Certificate of Incorporation, the Bylaws and Applicable Law

The D-Wave Charter, D-Wave Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that may delay, defer or discourage another party from acquiring control of D-Wave. We expect that these provisions may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Special Meetings of Stockholders

The D-Wave Charter and the D-Wave Bylaws provide that special meetings of stockholders may be called only by a majority vote of D-Wave's board of directors, by the Chairman of the board of directors, or by the chief executive officer.

Action by Written Consent

    The D-Wave Charter provides that no action shall be taken by D-Wave stockholders except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The D-Wave Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which D-Wave first makes a public announcement of the date of the special meeting and of the nominees proposed by D-Wave’s board of directors to be elected at such meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in D-Wave's annual proxy statement must comply with the notice periods contained therein. The D-Wave Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Removal of Directors; Vacancies

The D-Wave Charter provides that, subject to the rights of any series of preferred stock to remove directors elected by the holders of such series of preferred stock, neither D-Wave's entire board of directors nor any individual director may be removed from office without cause. Subject to any limitations imposed by applicable law and the rights of any series of preferred stock to remove directors elected by holders of such preferred stock, any of D-Wave's individual directors or the whole board of directors may be removed from office for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of D-Wave's capital stock entitled to vote on the election of such directors.

In addition, the D-Wave Charter provides that, subject to any limitations imposed by applicable law and the rights of any holders of any series of preferred stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on D-Wave's board of directors or any newly created directorships resulting from any increase in the number of directors shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum or by the sole remaining director.

Amendment to the D-Wave Charter and D-Wave Bylaws

The D-Wave Charter provides that the following provisions therein may be altered, amended or repealed only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of D-Wave's capital stock entitled to vote generally in the election of directors, voting together as a single class: (i) provisions relating to the size of D-Wave's board of directors, election of directors and removal of directors; (ii) provisions relating to vacancies and newly created directorships; (iii) provisions relating to the adoption, amendment or repeal of bylaws; (iv) provisions relating to stockholder actions; (v) provisions relating to limitation of liability of

D-Wave's directors; (vi) provisions relating to exclusive forum; and (vii) provisions relating to amendments to the D-Wave Charter.

Subject to certain limitations set forth in the D-Wave Bylaws and provisions of the D-Wave Charter, D-Wave's board of directors is expressly empowered to adopt, amend or repeal the D-Wave Bylaws upon an approval of a majority of the authorized number of directors. D-Wave stockholders also have power to adopt, amend or repeal the D-Wave Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or the D-Wave Charter, such action by stockholders will require the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Authorized but Unissued Shares

D-Wave’s authorized but unissued Common Shares and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of D-Wave by means of a proxy contest, tender offer, merger or otherwise.

Dissenters' Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders' Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time the incident to which the action relates or such stockholder's stock thereafter devolved by operation of law.

Choice of Forum

The D-Wave Charter provides that, unless D-Wave consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (a) any derivative claim or cause of action brought on behalf of D-Wave; (b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of D-Wave to D-Wave or D-Wave's stockholders; (c) any claim or cause of action against D-Wave or any current or former director, officer or other employee of D-Wave Bylaws, arising out of or pursuant to any provision of the DGCL, the D-Wave Charter or the D-Wave (as each may be amended from time to time); (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the D-Wave Charter or the D-Wave Bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against D-Wave or any current or former director, officer or other employee of D-Wave, governed by the internal-affairs doctrine or otherwise related to D-Wave's internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. However, such choice of forum provisions shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

Unless D-Wave consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with D-Wave or its directors, officers, or other employees, which may discourage lawsuits against D-Wave or its directors, officers and other employees.

Delaware Anti-Takeover Statute

D-Wave is subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•    before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•    upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•    on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines a “business combination” to include the following:
•    any merger or consolidation involving the corporation and the interested stockholder;
•    any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•    subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•    any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and
•    the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire D-Wave even though such a transaction may offer its stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. D-Wave will not opt out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of it.

Limitation of Liability and Indemnification

The D-Wave Charter contains provisions that limit the liability of D-Wave's current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•    any breach of the director’s duty of loyalty to the corporation or its stockholders;
•    any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•    unlawful payments of dividends or unlawful stock repurchases or redemptions; and
•    any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

D-Wave has also entered into agreements with its officers and directors to provide contractual indemnification. D-Wave will purchase a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures D-Wave against its obligations to indemnify the directors and officers. Furthermore, a stockholder’s investment may be adversely affected to the extent D-Wave pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. D-Wave believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Transfer Agent and Warrant Agent
    The transfer agent for the Common Shares and Warrants is Computershare Trust Company, N.A.